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                                                                    EXHIBIT 99.3


On May 3, 2005, OSI Pharmaceuticals, Inc. (the "Company") held a webcast conference call regarding its financial results for the quarter ended March 31, 2005 as well as an update on the Company's business. The following represents a textual representation of certain portions of the transcript of the webcast conference call consisting of remarks by Colin Goddard, Chief Executive Officer, Gabriel Leung, Executive Vice President and President (OSI) Oncology, and Robert
L. Van Nostrand, Vice President and Chief Financial Officer of the Company.


                            OSI PHARMACEUTICALS, INC.
                                   MAY 3, 2005
                                  8:00 A.M. EST


[OPERATOR'S INTRODUCTION]
[COLIN GODDARD:]

Good morning everyone and welcome to our Quarterly call. Joining me today I have Bob Van Nostrand and Gabe Leung. As you will be aware from our organizational announcement of 21st April Bob is transitioning from his current role as CFO to the newly created role of Chief Compliance Officer effective on 31st May, 2005 when Mike Atieh will assume the role of Executive Vice-President and Chief Financial Officer. The change was part of a series of senior management and Board changes that follow on from the commercial launch of Tarceva and the recently announced acquisition of the minority interest shares in our diabetes and obesity subsidiary, Prosidion. The changes reflect our total commitment to strengthening and broadening the management team and board as we prepare for the next stage of the company's growth. With Bob taking on the Chief Compliance Officer role we have made a key change in our internal corporate governance aligning with the internal audit and financial control aims of Sarbanes-Oxley and in Mike we are adding a seasoned executive with considerable experience on the commercial side of the Pharmaceutical business. Mike has formerly served as head of government affairs, head of investor relations and treasurer of Merck before moving over to Merck/MEDCO where he held a number of positions including head of Sales and Business development prior to moving on to Dendrite International as Senior Vice-President and Chief Financial Officer. He has most recently served as an outside director on the OSI board and Chair of the Boards Audit Committee. Effective May 1st, we announced the appointment of Kate Stephenson to our Board of Directors and to the position of Chair of the Boards Audit Committee. Kate is currently treasurer of Nortel and has, in that role, acquired extensive experience on the corporate governance side and is well qualified to assume this role.

This morning we will have Bob provide you a summary of the quarter's financials before handing over to Gabe who will provide more color to the Tarceva launch. I will then come back and discuss other aspects of the business, including the other elements of our organizational changes, after which we will be happy to take your questions. Firstly then, I'll pass you over to Bob who will provide a summary on the quarterly numbers.


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[BOB VAN NOSTRAND:]

Thank you Colin. Good morning everyone. Before I start with a review of our financial results for our First Quarter ending March 31, 2005, I would like to remind you that we will be making forward-looking statements relating to financial results and clinical and regulatory developments on the call today. These statements support the development of many events that are outside of OSI's control and are subject to various risks that could cause the results to differ materially from those expressed in any forward-looking statements. I would refer you to our SEC filings for a detailed description of the risk factors affecting our business.

[BOB VAN NOSTRAND DISCUSSES QUARTERLY INFORMATION.]

With more traction in Tarceva sales, we are tightening our total revenue guidance for 2005 to be between $130 million and $170 million from our previous guidance of $105-$170 million. We are maintaining our R&D and SG&A guidance of $120-$130 million, and $90-100 million, respectively, and have also updated our loss per share estimates for the year to range between $1.05 and $1.85. We continue to target profitability by the end of 2006.

I will now hand over to Gabe who will provide some more detail on our progress with Tarceva this quarter.

[GABE LEUNG:]

Thank you Bob. As Bob mentioned first quarter net sales of Tarceva recorded by Genentech were $47.6 million up from the $13.3 million in the prior quarter following the launch of the product on November 22nd, 2004. Our partner also implemented a 15% price increase on April 5th, subsequent to the quarter, raising the price to wholesalers for a 30 day supply of Tarceva in the U.S. to $2,330 for the 150mg tablets, $2060 for the 100mg tablets and $750 for the 25mg tablets. Genentech continues to run a tight inventory at the wholesalers and we do not believe that either inventory or the pending price increase had any material impact on these impressive first quarter sales numbers.

The decision to take this price increase occurred after thorough analysis of multiple factors, including long-term value and investment needs for the product, the reimbursement and pricing environment, competitive conditions, and the product's proven survival benefit. We believe this price to be fair as Tarceva is at least 40 - 50% less expensive on a cost per month basis when compared to other drugs approved for 2nd line non-small cell lung cancer treatment, which are all conventional chemotherapy drugs. The oral route of administration and favorable side effect profile of Tarceva is such that additional infusion costs or supportive care costs often associated with traditional chemotherapy do not apply for this agent further enhancing the relative cost effectiveness of Tarceva. We, together with our partner Genentech, will continue to monitor the market to ensure that Tarceva is priced fairly and appropriately in the market.

Tarceva continues to make impressive in-roads on the oral EGFR inhibitor market following launch. IMS data for the week ending April 22nd indicates that Tarceva has a 90% share of new patient starts, a number that has been consistently north of 85% for over two months. Using the


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more traditional IMS datasets Tarceva has succeeded in capturing over 80% of new scripts (a number that includes some refills as well as new patient starts) and over 70% of total scripts. This has been achieved in just 5 months following launch. In addition, the total number of weekly EGFR scripts since launch is about 10% over the total number of scripts in the weeks prior to Tarceva approval indicating that we have grown the overall market for the class during these months. Remembering that IMS market data does not capture a full picture of the market, we are pleased that the data reinforces that previously reported by our partners Genentech using another service (Verispan) and is backed up by survey data from Oncology Inc. This survey data looks at the use patterns for Tarceva in NSCLC in the hands of oncologists. Using three month rolling data effective for March (that is, January through March averages) Tarceva as a single agent is already the leading treatment regimen used in the third line and beyond setting (a 31% share) and is used more frequently than any other regimen in the second line setting (an 18% share versus single-agent Taxotere 9% and single-agent Alimta 14%). Going forward, we will continue to emphasize Tarceva's survival advantage in second-line NSCLC. Our messages are focused on the fact that Tarceva's efficacy profile is comparable to other second-line options, while our favorable overall profile makes Tarceva a desirable alternative to cytotoxic therapy for patients.

Commercial health plan coverage and reimbursement of Tarceva remains excellent. The vast majority of commercial payers have already made coverage decisions on Tarceva, which has resulted in more than 85% of those prescriptions being approved right at the pharmacy. The reimbursement picture for Tarceva will continue to get better with Medicare Part D coming on Board in January 2006.

In March, the Swiss health authority, Swissmedic, granted Tarceva its first ex - U.S. approval for the treatment of patients with locally advanced or metastatic non-small cell lung cancer (NSCLC) after failure of at least one prior chemotherapy regimen. OSI earned approximately $83,000 in royalties from our partner, Roche, for Tarceva product sales outside the U.S. In Switzerland, Tarceva's price based on the exchange rate converts to about $3,498 and $2,976 for a 30 day supply of 150mg and 100mg, respectively. Our partners at Roche are working closely with the European Health Authorities on the European Union filing which was submitted in August 2004. As a reminder, the EU system does not offer a "Fast Track Program" and therefore it typically takes about one year from submission for the EU authorities to respond to a filing.

In addition to our activities in lung cancer, we announced the completion of our sNDA submission for Tarceva in pancreatic cancer on May 2nd. Data from the PA.3 study, which is the basis for the sNDA filing, was reported at the ASCO GI meeting in January. The data showed a 23.5% improvement in overall survival for Tarceva plus gemcitabine versus gemcitabine plus placebo in front-line patients with locally advanced or metastatic pancreatic cancer. Tarceva is the first non-chemotherapy agent, and only the second drug ever, to demonstrate a survival benefit in this disease setting. We would anticipate receiving rapid review for this application and estimate approval by year-end, assuming a smooth and successful review with the FDA. With limited available therapeutic choices in pancreatic cancer we expect to achieve a strong market uptake in this setting. There are approximately 32,000 newly diagnosed cases of pancreatic cancer in the U.S. each year.


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As Bob has mentioned we have agreed with our partners to an ongoing investment in the global development plan. As part of this plan, we are working with the FDA on finalizing protocol development in which patients with stage IIIb and IV NSCLC and available tissue sample will first be treated with front-line therapy. Patients benefiting from front-line therapy will then be randomized to either Tarceva or placebo, while those progressing will be randomized to either Tarceva or chemotherapy. In addition to providing an opportunity for label expansion to the front-line setting, this important study will allow us to track patients through the treatment paradigm while assessing their tumors for a host of markers that may impact treatment choices in the future. Our partners at Roche will be responsible for the conduct of this trial.

We also agreed that a Tarceva Phase III trial adjuvant program in NSCLC is a key component to our ongoing development plans and the OSI team will be responsible for the conduct of this trial. Elsewhere in the program, an 800 patients ex-US. Phase III study of Tarceva in women with ovarian cancer is close to initiation. The randomized study will evaluate carbo/taxol treatment followed by Tarceva vs. placebo in a maintenance setting and we continue to explore Tarceva use in combination with other targeted therapies, including Avastin.

April's edition of the Journal of Clinical Oncology featured results from a Phase II trial evaluating Tarceva in combination with Avastin for patients with recurrent NSCLC. Data showed that median overall survival for the 34 patients treated was 12.6 months, with progression-free survival of 6.2 months. Data on Avastin /Tarceva in Renal cell will also be updated amongst more than 30 abstracts accepted for presentation at the upcoming ASCO meeting on Tarceva. These abstracts include studies on the EGFR mutation status, EGFR wild-type status and overall EGFR expression status of tumor specimens obtained in both the BR.21 NSCLC Phase III trial and the PA.3 pancreatic cancer trial. We anticipate that results from all these studies will shed further light on the question of whether it is possible, or even appropriate, to select sub-sets of lung cancer patients for therapy with Tarceva using the available, but unvalidated methodologies such as immunohistochemistry (IHC). Additional abstracts include an ex.US Phase II study evaluating the efficacy and safety of Tarceva in first-line, unselected patients with advanced non-small cell lung cancer, a Phase II study of Tarceva in patients over 70 years of age with previously untreated advanced NSCLC, the analysis of symptom benefits from the BR.21 study and the exploratory phase II dose to rash study. We would also like to congratulate Dr. Malcolm Moore from the NCIC and Principal Investigator on the Tarceva pancreatic PA.3 trial. Dr. Moore's presentation on the PA.3 trial is abstract #1 at ASCO.

At this year's Annual Meeting of the American Association for Cancer Research
(AACR), which was held two weeks ago, there were several abstracts presented on behalf of the Company which included data from a comparative clinical trial on the effects of smoking on the pharmacokinetics of Tarceva in healthy (non-cancer patients) smokers and non-smokers. Data from the study were consistent with the hypothesis that smoking results in a reduction in the blood levels of Tarceva following dosing of the drug. The Company intends to pursue studies in cancer patients in order to further explore whether an increase in Tarceva dose in smokers will result in enhanced clinical benefit.

With that I'll hand it back to Colin

[COLIN GODDARD:]


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Thanks, Gabe. Moving beyond Tarceva, in April and subsequent to the quarter, we completed a stock-for-stock exchange resulting in the acquisition of all minority interest shares of the Company's UK-based diabetes and obesity subsidiary, Prosidion Limited. We continue to be encouraged by the progress of our DP-IV program, where PSN-9301 is currently undergoing a Phase II trial and with the progress of our late stage pre-clinical pipeline in diabetes. We are close to signing an additional licensee to our DP-IV patent estate further validating this piece of IP. We therefore considered it prudent to secure the minority interest shares at this time. The acquisition of the outstanding 2.7% of Prosidion shares was accomplished through the issuance of approximately 85,000 new shares of OSIP which represents a 0.17% dilution.

With the completion of this transaction and the continuing evolution of the business to a more commercial footing we have implemented a series of organizational changes including the CFO and board changes I discussed in my opening comments. We will continue to operate two focused business teams around our efforts in the oncology and diabetes/obesity arenas. Gabe Leung has assumed the role of Executive Vice President and President of (OSI) Oncology expanding his responsibility to include operational oversight of oncology R&D in addition to the oncology business. Dr. Anker Lundemose has assumed the role of Executive Vice President of (OSI) Prosidion our diabetes/obesity business. Additionally, a new Pharmaceutical Development and Technical Operations Group, covering regulatory affairs, drug safety, CMC, quality assurance, toxicology and pharmacokinetics areas has been formed under the leadership of Bob Simon, who we have promoted to Executive Vice President. This change allow us to better meet these needs for both business teams. Each business team will continue to have separate commercial, clinical and research and development efforts. We also announced that Dr. Nicole Onetto, the Company's former Chief Medical Officer left the Company on May 2nd to pursue other interests. Dr. Pablo Cagnoni, who was recently appointed to the newly created position of Vice President of Medical Affairs and Translational Research, will serve as the senior medical officer for oncology clinical development on an interim basis pending recruitment of a Head of Clinical Oncology. Dr. Karsten Witt will be responsible for Drug Safety on a company-wide basis. Over in the UK, Dr. Jonathan Rachman has joined the Company as Vice President of Clinical Development for (OSI) Prosidion.

I would like to comment briefly on some recent developments in our pipeline before opening up the line for questions. On the oncology side, in this past quarter, the (OSI) Oncology team initiated a Phase I clinical study of OSI-930, the first drug candidate to emerge from the Company's de novo cancer research efforts over the last several years. The OSI-930 project is focused on the identification of dual c-kit/VEGFR or KDR inhibitors. In April 2005, we also announced that our patent application covering claims for OSI-930 received a Notice of Allowance by the United States Patent and Trademark Office. The resulting patent will cover the compound, compositions containing the compound, and methods of treating cancer with the compound. The issuance of this patent provides protection of OSI-930 until 2024.

The c-kit/KDR project has also advanced a second agent from the program, OSI-817 which is currently on IND-track. Both OSI-930 and OSI-817 are designed to simultaneously target cancer cell proliferation and blood vessel growth, or angiogenesis. We anticipate moving both candidates through the early stages of development before selecting one of the two candidates for full clinical development in cancer patients.


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On the diabetes front, our (OSI) Prosidion team initiated a Phase II proof-of-concept and dose range finding study for our Dipeptidyl Peptidase-IV (DP-IV) inhibitor, PSN9301. In addition, we have two other small molecule drug candidates targeting glucokinase activation (PSN105) and glycogen phosphorylase inhibition (PSN357) which are both in late pre-clinical development and are scheduled to enter Phase I clinical trials over the next two quarters. A second glucokinase activator, PSN010 is scheduled to enter Phase I before the end of the year, where, as with our kit/KDR program in oncology, we will likely adopt a pick-the-winner strategy.

In summary, we have completed a very busy quarter. In its first full quarter of sales, our partner, Genentech, reported $47.6 million in U.S. net sales for Tarceva which translated into a solidly profitable first quarter for our share of the joint business - contributing $11.7 million toward our overall revenues of $19.1 million. We continue to manage our R&D and SG&A expenses in line with our previous guidance. On the basis of this and continued progress, we have updated our corporate 2005 revenue and earnings guidance to revenues of $130-170 million and a loss of $1.05 - $1.85 per share, respectively. We have taken steps to organize the business optimally for continued growth and success and were pleased with the pipeline progress this quarter which included initiation of a Phase II trial for our DP-IV inhibitor PSN9301 and the initiation of clinical development for our c-kit/KDR inhibitor OSI-930. We look forward to continued progress through the year and, with that closing summary, I am happy to turn it over to question.

[OPERATOR PROVIDES INSTRUCTIONS AS TO HOW QUESTIONS MAY BE ASKED.]

[MANAGEMENT RESPONDS TO QUESTIONS AND CONCLUDES THE WEBCAST CONFERENCE CALL.]